                                    Exhibits

                    APAC TeleServices, Inc. and Subsidiaries
         Exhibit (11)--Statement Re: Computation of Earnings Per Share
                                  (Unaudited)

                                                         Thirteen Weeks Ended
                                                ----------------------------------------
                                                      April 4,             March 29,
                                                        1999                  1998
                                                -------------------    -----------------
                                                 (000's omitted, except per share data)
Basic shares:
 Average shares outstanding                            48,915               48,810

 Income (loss):
    Continuing operations                               ($202)             $ 5,353
    Discontinued operations                                 0                 (436)
                                                -------------------    -----------------
    Net income (loss)                                   ($202)             $ 4,917
                                                ===================    =================
 Income (loss) per share:
    Continuing operations                              ($0.00)             $  0.11
    Discontinued operations                              0.00                (0.01)
                                                -------------------    -----------------
    Net income (loss)                                  ($0.00)             $  0.10
                                                ===================    =================
Diluted shares:
 Average shares outstanding                            48,915               48,810
 Net effect of dilutive stock
    options - based upon the
   treasury stock method using
   quarter-end market price                               199                  994
                                                -------------------    -----------------
    Total shares                                       49,114               49,804
                                                ===================    =================
 Income (loss):
    Continuing operations                               ($202)             $ 5,353
    Discontinued operations                                 0                 (436)
                                                -------------------    -----------------
    Net income (loss)                                   ($202)             $ 4,917
                                                ===================    =================
 Income (loss) per share:
    Continuing operations                              ($0.00)             $  0.11
    Discontinued operations                              0.00                (0.01)
                                                -------------------    -----------------
    Net income (loss)                                  ($0.00)             $  0.10
                                                ===================    =================
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